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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*
                                (AMENDMENT NO. 5)

                               BioWhittaker, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    09066T108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                   Douglas Schloss, Marcus Schloss & Co., Inc.
                 One Whitehall Street, New York, New York 10004
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 October 1, 1997
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes). SEC 1746(12-91)


                                  Page 1 of 16
                       (Exhibit Index appears at page 14)

                                  SCHEDULE 13D


CUSIP NO. 09066T108                                    PAGE   2   OF   16  PAGES
                                                            -----    -----
--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Marcus Schloss & Co., Inc.
       TP # 13-5676531
--------------------------------------------------------------------------------
 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) |_|
                                                                       (B) |_|
--------------------------------------------------------------------------------
 3 SEC USE ONLY

--------------------------------------------------------------------------------
 4 SOURCE OF FUNDS*

       Not applicable
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)                                                      |_|

--------------------------------------------------------------------------------
 6 CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
    NUMBER OF        7    SOLE VOTING POWER
      SHARES                0
   BENEFICIALLY     ------------------------------------------------------------
     OWNED BY        8    SHARED VOTING POWER
       EACH
    REPORTING       ------------------------------------------------------------
      PERSON         9    SHARED DISPOSITIVE POWER
       WITH                  0
                    ------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

       BD
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP NO. 09066T108                                    PAGE   3   OF   16  PAGES
                                                            -----    -----
--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       MSC Partners, L.P.
       TP # 13-3749469
--------------------------------------------------------------------------------
 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) |_|
                                                                       (B) |_|
--------------------------------------------------------------------------------
 3 SEC USE ONLY

--------------------------------------------------------------------------------
 4 SOURCE OF FUNDS*

       Not applicable
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)                                                      |_|

--------------------------------------------------------------------------------
 6 CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
    NUMBER OF        7    SOLE VOTING POWER
      SHARES                0
   BENEFICIALLY     ------------------------------------------------------------
     OWNED BY        8    SHARED VOTING POWER
       EACH
    REPORTING       ------------------------------------------------------------
      PERSON         9    SHARED DISPOSITIVE POWER
       WITH                  0
                    ------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP NO. 09066T108                                    PAGE   4   OF   16  PAGES
                                                            -----    -----
--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Rexford Management, Inc.
       TP # 13-3749470
--------------------------------------------------------------------------------
 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) |_|
                                                                       (B) |_|
--------------------------------------------------------------------------------
 3 SEC USE ONLY

--------------------------------------------------------------------------------
 4 SOURCE OF FUNDS*

       Not applicable
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)                                                      |_|

--------------------------------------------------------------------------------
 6 CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
    NUMBER OF        7    SOLE VOTING POWER
      SHARES                0
   BENEFICIALLY     ------------------------------------------------------------
     OWNED BY        8    SHARED VOTING POWER
       EACH
    REPORTING       ------------------------------------------------------------
      PERSON         9    SHARED DISPOSITIVE POWER
       WITH                 0
                    ------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP NO. 09066T108                                    PAGE   5   OF   16  PAGES
                                                            -----    -----
--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Rexford Offshore, L.L.C.
       TP # 13-3862326
--------------------------------------------------------------------------------
 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) |_|
                                                                       (B) |_|
--------------------------------------------------------------------------------
 3 SEC USE ONLY

--------------------------------------------------------------------------------
 4 SOURCE OF FUNDS*

       Not applicable
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)                                                      |_|

--------------------------------------------------------------------------------
 6 CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
    NUMBER OF        7    SOLE VOTING POWER
      SHARES                0
   BENEFICIALLY     ------------------------------------------------------------
     OWNED BY        8    SHARED VOTING POWER
       EACH
    REPORTING       ------------------------------------------------------------
      PERSON         9    SHARED DISPOSITIVE POWER
       WITH                 0
                    ------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP NO. 09066T108                                    PAGE   6   OF   16  PAGES
                                                            -----    -----
--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Rexford Fund, Inc.
       TP # 13-6222049
--------------------------------------------------------------------------------
 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) |_|
                                                                       (B) |_|
--------------------------------------------------------------------------------
 3 SEC USE ONLY

--------------------------------------------------------------------------------
 4 SOURCE OF FUNDS*

       Not applicable
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)                                                      |_|

--------------------------------------------------------------------------------
 6 CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
    NUMBER OF        7    SOLE VOTING POWER
      SHARES                0
   BENEFICIALLY     ------------------------------------------------------------
     OWNED BY        8    SHARED VOTING POWER
       EACH
    REPORTING       ------------------------------------------------------------
      PERSON         9    SHARED DISPOSITIVE POWER
       WITH                 0
                    ------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP NO. 09066T108                                    PAGE   7   OF   16  PAGES
                                                            -----    -----
--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Douglas Schloss
       SS # ###-##-####
--------------------------------------------------------------------------------
 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) |_|
                                                                       (B) |_|
--------------------------------------------------------------------------------
 3 SEC USE ONLY

--------------------------------------------------------------------------------
 4 SOURCE OF FUNDS*

       Not applicable
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)                                                      |_|

--------------------------------------------------------------------------------
 6 CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.
--------------------------------------------------------------------------------
    NUMBER OF        7    SOLE VOTING POWER
      SHARES                0
   BENEFICIALLY     ------------------------------------------------------------
     OWNED BY        8    SHARED VOTING POWER
       EACH
    REPORTING       ------------------------------------------------------------
      PERSON         9    SHARED DISPOSITIVE POWER
       WITH                 0
                    ------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP NO. 09066T108                                    PAGE   8   OF   16  PAGES
                                                            -----    -----
--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Richard Perry Schloss
       SS # ###-##-####
--------------------------------------------------------------------------------
 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) |_|
                                                                       (B) |_|
--------------------------------------------------------------------------------
 3 SEC USE ONLY

--------------------------------------------------------------------------------
 4 SOURCE OF FUNDS*

       Not applicable
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)                                                      |_|

--------------------------------------------------------------------------------
 6 CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.
--------------------------------------------------------------------------------
    NUMBER OF        7    SOLE VOTING POWER
      SHARES                0
   BENEFICIALLY     ------------------------------------------------------------
     OWNED BY        8    SHARED VOTING POWER
       EACH
    REPORTING       ------------------------------------------------------------
      PERSON         9    SHARED DISPOSITIVE POWER
       WITH                 0
                    ------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP NO. 09066T108                                    PAGE   9   OF   16  PAGES
                                                            -----    -----
--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Mark Kenwill Schmidt
       SS # ###-##-####
--------------------------------------------------------------------------------
 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) |_|
                                                                       (B) |_|
--------------------------------------------------------------------------------
 3 SEC USE ONLY

--------------------------------------------------------------------------------
 4 SOURCE OF FUNDS*

       Not applicable
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)                                                      |_|

--------------------------------------------------------------------------------
 6 CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.
--------------------------------------------------------------------------------
    NUMBER OF        7    SOLE VOTING POWER
      SHARES                0
   BENEFICIALLY     ------------------------------------------------------------
     OWNED BY        8    SHARED VOTING POWER
       EACH
    REPORTING       ------------------------------------------------------------
      PERSON         9    SHARED DISPOSITIVE POWER
       WITH                 0
                    ------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

     The Statement on Schedule 13D, dated January 20, 1994, as amended by Amendment No. 1 thereto, dated February 9, 1995, Amendment No. 2 thereto, dated December 11, 1995, Amendment No. 3 thereto, dated August 26, 1997 and Amendment No. 4 thereto, dated August 27, 1997 (as so amended, the "Schedule 13D"), of Marcus Schloss & Co., Inc., MSC Partners, L.P., Rexford Management, Inc., Rexford Offshore, L.L.C., Rexford Fund, Inc., Douglas Schloss, Richard P. Schloss and Mark K. Schmidt (together, the "Reporting Persons") relating to shares of common stock, $.01 par value, of BioWhittaker, Inc., a Delaware corporation (the "Company"), is hereby amended to insert the following information in response to the items indicated. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Schedule 13D.

Item 1.  Security and Issuer.

     No material change.

Item 2.  Identity and Background.

     No material change.

Item 3.  Source and Amount of Funds or Other Consideration.

     No material change as to the sources and amounts of funds previously invested by the Reporting Persons in Shares. As discussed below, none of the Reporting Persons is currently the beneficial owner of any Shares.

Item 4.  Purpose of Transaction.

     No material change.

Item 5.  Interest in Securities of the Issuer.

     (a) and (b) On August 25, 1997, Cambrex Corp. announced an offer to purchase each outstanding Share of the Company for $11.625 per share in cash (the "Purchase Offer"). On September 25, 1997, the Reporting Persons tendered to Cambrex Corp. for purchase in the Purchase Offer all 1,059,700 Shares they beneficially owned. On October 1, 1997 Cambrex Corp. completed the purchase of such Shares by paying the Reporting Persons the cash purchase price therefor. Accordingly, on the date hereof none of the Reporting Persons beneficially owns any Shares.

     (c) Except for the Reporting Persons' sale of their Shares to Cambrex Corp. in the Purchase Offer, there have been no transactions in the Shares by any Reporting Person since August 27, 1997 (the date of the most recent previous amendment to the Schedule 13D).


     (d) None.

     (e) Each Reporting Person ceased to be the beneficial owner of any Shares as of October 1, 1997.

Item 6.  Contracts, Arrangements, Understandings or
         Relationships with Respect to Securities of the Issuer.

     None.

Item 7.  Material to Be Filed as Exhibits.

     Exhibit A: Joint Filing Agreement

                                    SIGNATURE

     After reasonable inquiry and to the best knowledge and belief of each, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: October 2, 1997

                                   MARCUS SCHLOSS & CO., INC.

                                   By: /s/ Douglas Schloss
                                       Douglas Schloss
                                       Chairman and Chief Executive Officer

                                   MSC PARTNERS, L.P.
                                   By: Rexford Management, Inc.
                                       General Partner

                                       By: /s/ Douglas Schloss
                                           Douglas Schloss
                                           President

                                   REXFORD MANAGEMENT, INC.

                                   By: /s/ Douglas Schloss
                                       Douglas Schloss
                                       President

                                   REXFORD OFFSHORE, L.L.C.

                                   By: /s/ Douglas Schloss
                                       Douglas Schloss
                                       Managing Member

                                   REXFORD FUND, INC.

                                   By: /s/ Douglas Schloss
                                       Douglas Schloss
                                       President

                                   DOUGLAS SCHLOSS

                                   /s/ Douglas Schloss
                                   Douglas Schloss

                                   RICHARD P. SCHLOSS

                                   /s/ Richard P. Schloss
                                   Richard P. Schloss

                                   MARK K. SCHMIDT

                                   /s/ Mark K. Schmidt
                                   Mark K. Schmidt

                                  EXHIBIT INDEX



                                                                      Page
                                                                      ----
Exhibit A      Joint Filing Agreement                                  15